Exhibit 10.2
AMENDED AND RESTATED DEVELOPMENT AND RESEARCH AGREEMENT
     This Amended and Restated Development and Research Agreement (the “Agreement”) is entered into as of August 19, 2011 (the “Restatement Date”), by and between Universal Biosensors Pty Ltd, ACN 098 234 309, a company incorporated in Victoria, Australia, of 1 Corporate Avenue, Rowville, Victoria 3178, Australia (“UBS”), and Cilag GmbH International, a Swiss corporation having its principal place of business at 1 Landis & Gyr Strasse, 6300 Zug, Switzerland (“Cilag”).
     Whereas, UBS, Universal Biosensors, Inc., a Delaware corporation and UBS’s parent company (“UBI” and, collectively with UBS, “Universal Biosensors”), and Cilag’s Affiliate, LifeScan, Inc. (“LifeScan”), are parties to that certain Development and Research Agreement dated April 1, 2002, as amended on March 31, 2004, December 21, 2004, December 7, 2005, June 1, 2007, October 25, 2007, and May 14, 2009 (collectively, the “Original Agreement”), pursuant to which Universal Biosensors has performed research programs relating to a variety of fields, and LifeScan has provided funding for a portion of such research;
     Whereas, LifeScan assigned the Original Agreement to Cilag on January 1, 2008;
     Whereas, UBS is the operating entity of the Universal Biosensors organization and the holder of all intellectual property rights of the Universal Biosensors organization, and UBI’s primary assets are the outstanding shares of UBS;
     Whereas, UBI desires that UBS be the counter-party to Cilag under this Agreement; and
     Whereas, UBS and Cilag now desire to amend and restate the Original Agreement in its entirety on the terms and conditions set forth herein.
     Now, Therefore, in consideration of the premises and mutual covenants herein contained, the parties agree to the following:
1.	Definitions.
     1.1 “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with a party to the Agreement. “Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.
     1.2 “Assignment Date” means January 1, 2008.
     1.3 “Cilag Intellectual Property” means any and all intellectual property and the rights therein including, without limitation, inventions, ideas, discoveries, trade secrets, know-how, technology, software, designs, circuit layout rights, concept, data or formulae owned or controlled by Cilag that is necessary or useful for UBS to carry out the Program.

     1.4 “Development” means a modification of a component, device, material, or process.
     1.5 “Effective Date” means April 1, 2002.
     1.6 “Field” means a field-of-use.
     1.7 “Joint Know-How” means all information, technology, and Developments developed jointly by, or at the joint instruction of, employees or agents of both, on the one hand, LifeScan or Cilag and, on the other hand, UBS or UBI, in the course of carrying out the Program, including, without limitation, ideas, techniques, processes, practices, trade secrets, methods, knowledge, know-how, skill, expertise, test data and results, analytical and quality control data, results or descriptions, device, delivery systems, compounds, compositions of matter and material and all improvements thereto.
     1.8 “LifeScan Acquired Know-How” means all know-how, data, and information acquired from USF Filtration and Separations Group Inc. (“FSG”) by LifeScan and related to the LifeScan Acquired Patents.
     1.9 “LifeScan Acquired Patents” means those applications and patents acquired by LifeScan from FSG and identified on Exhibit A attached hereto and made a part hereof.
     1.10 “LifeScan’s Field” means diabetes, including, without limitation:
          (a) the measurement of analytes for purposes of diagnosing, managing, monitoring, prognosticating, treating, or curing diabetes;
          (b) the collection or analysis of data for the purpose of diabetes management;
          (c) the delivery of one or more therapeutic agents for the purpose of treating or managing abnormal glucose metabolism, including, without limitation, the delivery of insulin, insulin analogs, Glucagon-like proteins/peptides (“GLPs”), analogs of GLPs or GLP like hormones; and
          (d) the measurement of glucose in humans for any other purpose, including, without limitation, tight glycemic control.
     1.11 “Post-Assignment Know-How” means the Joint Know-How and Universal Biosensors Know-How developed on or after the Assignment Date.
     1.12 “Pre-Assignment Know-How” means the Joint Know-How and Universal Biosensors Know-How developed prior to the Assignment Date.
     1.13 “Program” means research conducted by UBS in LifeScan’s Field jointly with, or as directed by, LifeScan or Cilag in the course of carrying out UBI’s responsibilities under Article 2 of the Original Agreement or UBS’s responsibilities under Article 2 of this Agreement. The term “Program” may also be used to refer to the research and development projects to be carried out by UBS on Cilag’s behalf in a calendar year or to a particular research and development project to be carried out by UBS on Cilag’s behalf.
     1.14 “Supply Agreement” means the Amended and Restated Master Services and Supply Agreement between Universal Biosensors and LifeScan, effective as of May 14, 2009.
     1.15 “Term” has the meaning set forth in Section 8.1.
     1.16 “UBS Fields” means all Fields outside of LifeScan’s Field.
     1.17 “Universal Biosensors Know-How” means all information, technology, and Developments developed solely by, or at the sole instruction of, an employee or agent of UBS or UBI, in the course of carrying out the Program, including, without limitation, ideas, techniques, processes, practices, trade secrets, methods, knowledge, know-how, skill, expertise, test data and results, analytical and quality control data, results or descriptions, devices, delivery systems, compounds, compositions of matter, and materials and all improvements thereto.
2.	Program.
     2.1 During the Term, UBS shall use its commercially reasonable efforts to perform the Program and any other areas mutually agreed upon by the parties in writing. For purposes of this Section 2.1, “commercially reasonable efforts” means, with respect to UBS’s obligation under this Agreement to perform the Program, the level of efforts required to carry out such obligation in a sustained manner consistent with the efforts similarly-situated medical diagnostics companies devote to their own internal research programs that are of similar scope and are intended to generate results or products of similar market potential, profit potential or strategic value, based on conditions then prevailing. “Similarly-situated medical diagnostics company” means a company in the medical diagnostics industry of a size and stage of development (taking into account, without limitation, market capitalization, revenues, number of employees, resources, and manufacturing capabilities) similar to that of UBS.
          (a) For each Program, whether for a calendar year or for a particular project, to be conducted after the Restatement Date, the parties shall prepare and agree to a written plan setting forth the research and development work to be performed by UBS during such calendar year or for such project, and the amount of, and payment schedule for, the funding to be provided by Cilag for such work. UBS shall furnish to Cilag written calendar quarterly reports disclosing the progress of the Program, data and summaries of research findings, Post-Assignment Know-How conceived or reduced to practice during the subject quarter, and goals and objectives for the subsequent quarter.
          (b) Cilag and its Affiliates shall have reasonable access to any of UBS’s facilities involved in work on the Program and, in addition, UBS shall provide to Cilag such information regarding the results of the Program as Cilag may reasonably request to enable Cilag to enjoy the rights granted herein pursuant to Article 3.
          (c) UBS will manage the Program in consultation with Cilag and any substantial modifications to the Program will be subject to mutual written approval of the parties.

     2.2 (a) Supervision of the Program shall be provided by the Joint Steering Committee as defined in the Supply Agreement, and any references to the Steering Committee in this Agreement shall be deemed to refer to the Joint Steering Committee in the Supply Agreement.
          (b) For clarification the parties agree the establishment, composition and decision making provisions for the Joint Steering Committee in Article 4 of the Supply Agreement shall also apply to and govern the Steering Committee in this Agreement.
     2.3 The parties anticipate that work on the Program will be performed at UBS’s facility in Melbourne, Australia.
     2.4 UBS shall assist Cilag and its Affiliates:
          (a) as is reasonably necessary in obtaining regulatory approvals in any country in which Cilag desires to sell a product that is developed, or any portion of which is developed, in the course of carrying out the Program; and
          (b) as is deemed necessary by Cilag’s patent attorneys in filing, prosecuting, maintaining, and defending LifeScan Acquired Patents.
During the Term, such assistance shall be at no cost to Cilag or its Affiliates except for the costs of travel and accommodations for travel requested by Cilag. After expiration or termination of the Agreement, such assistance shall be at Cilag’s cost.
     2.5 Promptly at the end of the Term, UBS shall transfer to Cilag all Post-Assignment Know-How existing as at the end of the Term. Such information shall include, without limitation, copies of all relevant data, drawings, notebooks, and samples. In addition, UBS shall offer to Cilag such consultation with UBS employees as may be reasonably necessary to permit Cilag and its agents to continue work on the Program. After termination of the Agreement, such consultation shall be at Cilag’s cost.
     2.6 The parties acknowledge and agree that the Pre-Assignment Know-How shall be governed solely by the Amended and Restated License Agreement between UBS and LifeScan dated as of the Restatement Date (the “Amended and Restated License Agreement”).
     2.7 As to the Post-Assignment Know-How, the parties agree as follows:
          (a) Cilag will, at Cilag’s sole discretion, accept liaison and financial responsibility for:
               (i) preparation, by a patent attorney in independent practice nominated by Cilag and approved by UBS, of a patent application or applications, on the patentable aspects of the Post-Assignment Know-How;
               (ii) filing upon execution by the inventors of such application or applications at least in those countries listed in Exhibit B (the “Jurisdictions”), provided that

UBS may elect, at its own expense, to file the application or applications in additional countries; and
               (iii) prosecution by the attorney of the application or applications to allowance or to the point of necessary appeal from a final rejection by an examiner in the Jurisdictions.
          (b) Except as may be later separately agreed upon by the parties in writing, Cilag does not accept responsibility for:
               (i) filing or prosecution of any appeal from a final rejection by and examiner in any of the Jurisdictions of any patent application; or
               (ii) the conduct of any interference in which an application or applications may become involved.
          (c) Cilag will furnish UBS copies of:
               (i) any applications filed pursuant to Section 2.7(a)(ii);
               (ii) any substantive office actions received from any of the Jurisdictions, pertaining to the applications filed pursuant to Section 2.7(a)(ii); and
               (iii) any substantive responses to office actions filed pursuant to Section 2.7(a)(iii).
          (d) UBS shall assist, as is deemed necessary by Cilag, in preparing, filing, and prosecuting the applications filed pursuant to this Section 2.7 and maintaining and defending the patents issuing therefrom. During the Term, such assistance shall be at no cost to Cilag or its Affiliates except for the costs of travel and accommodations for travel requested by Cilag or its Affiliates. After expiration or termination of the Agreement, such assistance shall be at Cilag’s cost.
          (e) In the event that Cilag elects not to proceed with the filing or prosecution of any application under this Section 2.7, respectively, UBS shall have the right at any time thereafter and by written notice to Cilag to assume and continue at its own expense filing, prosecution, or both of the application. Upon receipt by Cilag of such notice, Cilag:
               (i) shall be relieved of all further financial and other responsibility in respect to the application;
               (ii) shall have no further rights thereto in all countries for which UBS has assumed the payments;
               (iii) shall enter into such assignments or other reasonably necessary documents in respect thereto in all countries for which UBS assumes financial responsibility so as to properly vest ownership and the right to prosecute the application in UBS or its nominee; and

               (iv) shall provide to UBS the file histories of the application in Cilag’s or LifeScan’s possession.
          (f) Upon issuance of any patents resulting from applications filed pursuant to Section 2.7(a)(ii), Cilag will accept responsibility for payment of maintenance fees for the Jurisdictions and all other countries elected by Cilag. However, Cilag shall have the right at any time to discontinue the payment of any or all maintenance fees in any or all such countries. In the event Cilag discontinues such maintenance payments, UBS may, at its option and by written notice to Cilag, maintain the patent at its own expense and license it to third parties. Upon receipt by Cilag of such notice, Cilag:
               (i) shall be relieved of all further financial and other responsibility in respect to the patent at issue;
               (ii) shall have no further rights thereto in all countries for which UBS has assumed the payments;
               (iii) shall enter into such assignments or other reasonably necessary documents in respect thereto in all countries for which UBS assumes financial responsibility so as to properly vest ownership and the right to maintain the patent in UBS or its nominee; and
               (iv) shall provide to UBS the file histories of the patent in Cilag’s possession.
3.	Rights; Licenses; Options.
     3.1 Except as set forth in Section 2.7(e), all right, title and interest in and to the Post-Assignment Know-How shall be and is owned solely by, and ownership immediately vests upon creation in, Cilag and UBS hereby assigns its right, title and interest in and to the Post Assignment Know-How to Cilag.
     3.2 Cilag hereby grants to UBS, and UBS accepts, a perpetual, royalty-free, paid-up, exclusive, worldwide right and license, with the right to sublicense, in the UBS Fields to make, have made, use, and sell under and otherwise exploit in any way the Post-Assignment Know-How and all patent applications directed to the Post-Assignment Know-How and patents issuing therefrom.
     3.3 It is acknowledged by the Parties that, during the Term and thereafter, UBS and UBI will be conducting research and development in one or more of the UBS Fields utilizing LIFESCAN’s Acquired Know-How, LIFESCAN’s Acquired Patents, or both. In the event that, during the Term, UBS or UBI makes a Development in any of the UBS Fields that UBS desires to license or sublicense to third parties in one of the UBS Fields, then during the Term UBS shall promptly disclose to Cilag in writing full details of such Development.
          (a) Within sixty (60) days after receipt of the full details, Cilag may notify UBS of its interest in licensing the Development in the Field, in which case UBS shall enter into good faith negotiations with Cilag regarding such a license and, during the negotiations, shall not offer to any third party a license or negotiate with any third party, worldwide, with respect to the sublicense of that Development in the relevant Field.
          (b) If Cilag fails to notify UBS of its interest, or if no agreement is reached by the parties within one hundred and twenty (120) days after negotiations begin, then UBS may offer a license of the Development in the relevant Field to a third party; provided, however, that UBS shall not enter into a license with a third party on terms more favorable to the third party than those last offered to Cilag. Unless UBS believes that the terms offered to the third party are clearly less favorable to that party than were the terms last offered to Cilag, UBS shall seek the advice of a qualified but disinterested expert to determine whether the terms offered to the third party are more or less favorable than those last offered to Cilag.
          (c) Before terms are offered to a third party, it must first be determined that no substantial progress had been made in the Development to be licensed subsequent to the time that the Development was described to Cilag. If substantial progress has been made, then the full details of the progress must first be described and the Development offered to Cilag, as set forth above; provided, however, that in granting a license to the third party when permitted under subparagraph b.), the license may confer automatic rights to enhancements or modifications to Developments without the need to make any further offers to Cilag.
     3.4 To enable UBS to undertake the Program as provided herein, Cilag grants for the duration of the Program, and UBS accepts, a limited, royalty-free, non-exclusive license to use the Cilag Intellectual Property in LifeScan’s Field for the research and development activities to be carried out in accordance with the Program.
4.	Payments.
     4.1 (a) In calendar year 2011 and each calendar year thereafter during the Term, Cilag shall make payment to UBS in the aggregate amount of at least FIFTY THOUSAND US DOLLARS ($50,000), which shall be paid in accordance with the payment terms agreed to in the Program for that year or, if there is no annual Program for such calendar year, shall be paid in four, equal installments within forty-five (45) days of each of January 1, April 1, July 1, and October 1 or as otherwise specified in the payment terms agreed to in any Program for a project that is conducted in whole or in part during that calendar year.
          (b) For clarification, UBS agrees that any amounts paid to it by Cilag in this Section 4.1 shall be dedicated solely to the Program and cannot be used for any other projects of UBS without the prior written consent of Cilag.
          (c) Payments due hereunder shall be payable to UBS, unless UBS notifies Cilag at least 15 days before the date any payment is due that such payment is to be made to an Affiliate of UBS.
     4.2 Any payments due during the Term of this Agreement shall be payable to UBS (or its designated Affiliate, as applicable), as set forth in Section 4.1(c), in United States dollars by wire transfer.

5.	Infringement.
     5.1 UBS and Cilag shall each give prompt notice to one another of any infringement of Post-Assignment Know-How by third parties as may come to its respective knowledge.
     5.2 UBS shall have the right, but not the obligation, to pursue legal action against infringement of the Post-Assignment Know-How or any patent directed to any of the Post-Assignment Know-How in the UBS Fields by third parties, including defending any declaratory judgment action. Cilag shall cooperate with UBS and provide such non-monetary assistance as may reasonably be requested in connection with such action. Cilag shall have the right to participate in and be represented by independent counsel in such action at its own expense. Any recovery realized by UBS as a result of any litigation, other enforcement activity or execution of a sublicense (whether by way of damages, profits, awards, settlement or otherwise) shall first be allocated to reimbursement of external legal fees and expenses incurred by UBS and then toward reimbursement of any unreimbursed legal fees and expenses of Cilag. UBS shall incur no liability to Cilag as a consequence of such litigation or any resulting unfavorable decision including any decision holding any patent directed to any of the Post-Assignment Know-How invalid or unenforceable.
6.	Confidentiality.
     6.1 All confidential information provided by one party to the other shall be marked as such and maintained confidential by the recipient during the Term of this Agreement and for a period of three (3) years following termination or expiration of this Agreement. Confidential information may be used by the recipient only for the purposes of the Agreement. Such purposes shall include, without limitation, activities that are necessary for the development and marketing of products. Confidential information disclosed orally by one party to the other shall be reduced to written form and marked “Confidential” and sent to the other party within thirty (30) days after the oral disclosure. The receiving party shall guard all such confidential information with at least the same level of care as it guards its own.
     6.2 Notwithstanding the foregoing, the receiving party shall be relieved of the confidentiality obligations herein and shall not be prevented by this Agreement from using any information received by it from the disclosing party if:
          (a) the information was previously known to the receiving party;
          (b) the information is or becomes generally available to the public through no fault of the receiving party, including information disclosed as a result of either or both publication or laying open for inspection by the public of any patent applications that the disclosing party may file;
          (c) the information is acquired in good faith in the future by the receiving party from a third party who is not under an obligation of confidence to the disclosing party with respect to such information; or
          (d) the information independently developed by or for the receiving party without benefit of confidential information received from the disclosing party.

     6.3 During the Term of this Agreement, and except as permitted by Section 6.2 or Section 6.4, the parties agree not to disclose confidential information that relates to the Program to any third party without prior written consent, which consent shall not be unreasonably withheld; provided, however, that the parties may disclose such information to persons in their respective businesses with a need to know.
     6.4 The receiving party may disclose Confidential Information of the disclosing party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:
          (a) filing or prosecuting patent applications as permitted by this Agreement;
          (b) prosecuting or defending litigation providing that the receiving party shall, except where impracticable, give reasonable advance notice to the disclosing party of the disclosure and, at the disclosing party’s request and expense, cooperate with the disclosing party’s efforts to contest such disclosure, to obtain a protective order preventing or limiting the disclosure or requiring the Confidential Information so disclosed be used only for the purposes for which such disclosure is required, or to obtain other confidential treatment of the Confidential Information required to be disclosed;
          (c) establishing, enforcing or defending its rights under this Agreement providing that the receiving party shall, except where impracticable, give reasonable advance notice to the disclosing party of the disclosure and, at the disclosing party’s request and expense, cooperate with the disclosing party’s efforts to contest such disclosure, to obtain a protective order preventing or limiting the disclosure or requiring the Confidential Information so disclosed be used only for the purposes for which such disclosure is required, or to obtain other confidential treatment of the Confidential Information required to be disclosed;
          (d) complying with applicable court orders or governmental regulations; provided that the receiving party shall, except where impracticable, give reasonable advance notice to the disclosing party of the required disclosure, and, at the disclosing party’s request and expense, cooperate with the disclosing party’s efforts to contest such required disclosure, to obtain a protective order preventing or limiting the disclosure or requiring that the Confidential Information so disclosed be used only for the purposes for which such disclosure is required, or to obtain other confidential treatment of the Confidential Information required to be disclosed. In any event, the receiving party shall disclose only such Confidential Information as it is required by such court order or governmental regulations to disclose;
          (e) disclosure to Affiliates, employees, consultants and agents, who, in each case, have a need to know such information in connection with activities contemplated by this Agreement and who are bound by obligations of confidentiality and non-use at least as restrictive as those contained in this Agreement; and
          (f) disclosure to potential third party investors in confidential financing documents, provided that each such third party agrees to be bound by obligations of confidentiality and non-use at least as restrictive as those contained in this Agreement.

     6.5 During the Term of this Agreement, the parties each agree not to originate any publicity, news release, or other public announcement, written or oral, whether to the public press, to stockholders, or otherwise, relating to this Agreement, and not to disclose the specific terms of this Agreement to any third party, without prior written consent of the other party, unless such disclosure or public announcement is required by statute, law, or the requirement of any securities exchange. The parties will consult with each other regarding the provisions of this Agreement to be redacted in any filing made by either party with the Securities and Exchange Commission or as otherwise required by law. Notwithstanding the foregoing, each party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those matters relating to this Agreement that have already been publicly disclosed in accordance with Section 6.2, Section 6.4 or the preceding provisions of this Section 6.5.
7.	Warranty.
     7.1 UBS warrants that it has the ability to enter into the Agreement, that there are no outstanding written or oral agreements to which UBS is a party that are inconsistent with the Agreement, and that it will not, during the Term, enter into any written or oral agreements in conflict with the Agreement. Nothing herein shall constitute a warranty that Cilag can practice Joint Know-How or Universal Biosensors Know-How free from third party patent rights.
     7.2 UBS warrants that it is the sole owner of all intellectual property rights of UBS and its Affiliates and it has entered into agreements with its employees to assign to UBS their rights in and to all Joint Know-How and Universal Biosensors Know-How, as well as patents and patent applications directed to Joint Know-How and Universal Biosensors Know-How. UBS also warrants that it will enforce the same to ensure that it has perfected its title to the Joint Know-How and Universal Biosensors Know-How, as well as patents and patent applications directed to Joint Know-How or Universal Biosensors Know-How. Furthermore, UBS warrants that: (a) it has caused or will cause all additional personnel performing work pursuant to the Program, including any subcontractors, to execute similar agreements with respect to rights in and to all Joint Know-How and Universal Biosensors Know-How, as well as all patents and patent applications directed to Joint Know-How and Universal Biosensors Know-How; and (b) warrants that it will enforce such agreements to ensure that UBS has perfected its title thereto.
     7.3 Cilag warrants that it has the ability to enter into this Agreement, that there are no outstanding written or oral agreements to which Cilag is a party that are inconsistent with the Agreement, and that it will not, while the Agreement is in force, enter into any written or oral agreement in conflict with the Agreement.
8.	Term and Termination.
     8.1 Subject to Section 8.2, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall automatically renew year-to-year on the same terms and conditions unless a party gives to the other parties written notice of termination not less than nine (9) months prior to the end of the relevant one year period.

     8.2 Notwithstanding anything to the contrary in Section 8.1, if either party to this Agreement materially defaults or materially breaches the terms of this Agreement other than by reason of force majeure, the other party shall have the right to terminate this Agreement by giving written notice to that effect to the defaulting party 30 days in advance of the date of termination specified in the notice. However, if the default or breach is corrected or made good by the party receiving notice within 30 days after the notice of termination has been received, this Agreement shall not be terminated but shall remain in full force and effect.
     8.3 The provisions of Sections 2.7(c) through 2.7(f), Sections 2.4, 2.5, 3.1, 3.2, 3.3, 6.1, 6.2, 6.3, 6.4 and 8.3, and Articles 5, 7 and 9 shall survive the expiration or termination of this Agreement.
9.	General Provisions.
     9.1 Cilag Affiliates. Cilag may delegate to any of its Affiliates the right to exercise any rights or obligations of Cilag under this Agreement, provided that Cilag shall at all times be fully responsible for the compliance of its Affiliates with this Agreement. It is acknowledged and agreed that, as among Cilag and its Affiliates (and except in the case of Cilag’s assignment of this Agreement to an Affiliate), Cilag shall be the sole party looked to by UBS for all intents and purposes under this Agreement.
     9.2 Notice. All communications, reports, payments and notices shall be effective when delivered personally, or sent by facsimile transmission, air courier, or registered or certified mail, return receipt requested, and addressed as follows:
(a) If to UBS:
Chief Executive Officer
Universal Biosensors Pty Ltd
1 Corporate Avenue
Rowville, Victoria 3178
Australia
Fax: +613 9213 9099
With a copy to:
Chief Financial Officer
Universal Biosensors Pty Ltd
1 Corporate Avenue
Rowville, Victoria 3178
Australia
Fax: +613 9213 9099

And a copy to:
Beth Hughes
Venable Attorneys at Law
8010 Towers Crescent Drive
Suite 300
Vienna, Virginia 22182
USA
Fax: +1 703-821-8949
(b) If to Cilag:
Cilag GmbH International
1 Landis & Gyr Strasse
CH 6300 Zug
Switzerland
Attn: LifeScan Europe Business Development
Fax No.: +41 041 725 5940
With copy to:
Vice President Law
LifeScan, Inc.
1000 Gibraltar Drive
Milpitas, CA 95035
USA
Fax No: +1 408-942-3850
And
Chief Patent Counsel
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
USA
Fax No.: +1 732-524-5008
     9.3 Assignment. The rights and obligations in and to this Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors and assigns. Neither party may assign this Agreement without the prior written consent of the other party, except:
          (a) Cilag may freely assign this Agreement in whole or in part to an Affiliate or a successor in the entire business to which this Agreement pertains;
          (b) UBS, at the end of the Term, may freely assign the benefit of this Agreement as part of the sale of the whole or part of its business;

          (c) Cilag, prior to the end of the Term, shall not unreasonably withhold its consent to an assignment as part of the sale of the whole or part of UBS’s business.
     Any attempted assignment or transfer of such rights or obligations without such consent, except as provided herein, shall be void.
     9.4 Integration. It is the mutual desire and intent of Cilag and UBS to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertaking as provided herein. Cilag and UBS acknowledge and agree: (a) that no representation or promise not expressly contained in this Agreement has been made by another party hereto or by any of its agents, employees, representatives or attorneys; (b) that such Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, covering the subject matter hereof, other than those which are set forth expressly in this Agreement; and (c) that each party has had the opportunity to be represented by counsel of its own choice in this matter, including the negotiations which preceded the execution of this Agreement.
     9.5 Entire Understanding. This Agreement represents the entire understanding between UBS and Cilag with respect to the subject matter in this Agreement and supersedes, except for the letter dated June 14, 2011 in which Cilag waived its rights in Developments in certain coagulation and hemostasis tests, any and all implied or express understandings, agreements or obligations between the parties with respect thereto whether written or oral, including, without limitation, the Original Agreement.
     9.6 Undertakings by Cilag. Cilag makes no representation or warranty that Cilag or an Affiliate will market any product resulting from the Program or that, if Cilag or an Affiliate does market a product, such product will be the exclusive means by which Cilag or an Affiliate will participate in LifeScan’s Field or any other Field.
     9.7 Force Majeure. Neither party shall be liable for failure to perform as required by any provisions of this Agreement where such failure results from a cause beyond such party’s control, such as acts of God, regulation or other acts of civil or military authority, required approval of government bodies, fires, strikes, floods, epidemics, quarantine restrictions, riot, delays in transportation and inabilities due to causes beyond such party’s control to obtain necessary labor, materials, or manufacturing facilities. In the event of any delay attributable to any of the foregoing causes, the time for performance affected thereby shall be extended for a period equal to the time lost by reason of such delay.
     9.8 No Waiver. The waiver by either party, whether express or implied, of any provisions of this Agreement, or of any breach or default of either party, shall not be construed to be a continuing waiver of such provision, or of any succeeding breach or default, or a waiver of any other provisions of this Agreement.
     9.9 Inoperability and Reform. In the event that any term or provision of this Agreement shall be inoperable either by operation of law or otherwise, the remainder of this Agreement shall remain in full force and effect, and the parties shall negotiate in good faith to revise the provision in question to accomplish the original intent of the parties.

     9.10 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof, shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be an attorney who has at least 15 years of experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction. The arbitrator shall be selected within ten days of commencement of the arbitration from the AAA’s National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA. The arbitration shall be held in San Francisco, California and in rendering the award the arbitrator must apply the substantive law of New York (except where that law conflicts with this clause), except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator. Failing such agreement, the AAA will design and the parties will follow procedures that meet such a time schedule. Each party has the right before or, if the arbitrator cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES. NO PARTY MAY SEEK OR OBTAIN PREJUDGMENT INTEREST OR ATTORNEYS’ FEES OR COSTS.
     9.11 Restriction of Distribution of This Agreement. This Agreement shall not be distributed to persons other than those personnel of Cilag, UBS, and their respective Affiliates and advisors (including, without limitation, attorneys and accountants), who have a need to know its contents or whose knowledge of its contents will facilitate performance of the obligations of the parties under the Agreement, other than as may be required in medical emergency, or by statute, law, regulation or judicial order. Notwithstanding the foregoing: (a) prior to such time as this Agreement is filed with the Securities and Exchange Commission, UBS may disclose a redacted copy of this Agreement mutually agreed upon with Cilag on a confidential basis to actual and potential UBS Partners, third party investors, merger or acquisition candidates or other strategic partners, provided, in each case, that UBS shall redact from such copy any details regarding the Program and the funding provided or to be provided by Cilag in connection therewith; or (b) after this Agreement is filed with the Securities and Exchange Commission in accordance with Section 6.5, either party may disclose to any third party, without restriction, this Agreement in the form filed with the Securities and Exchange Commission (i.e., with such redactions as may be contained therein).
     9.12 Choice of Law. The interpretation, validity, and performance of this Agreement shall be governed by the laws of the State of New York, except for such laws directing application of the laws of another jurisdiction.

     9.13 Use of Name. Neither party shall use the name of the other party in any promotional materials or advertising without the prior express written permission of such other party.
[Signature page follows]

     In Witness Whereof, the parties hereto have duly executed this Agreement as of the Restatement Date.

Universal Biosensors Pty Ltd

By:	/s/ Paul Wright		By:	/s/ Salesh Balak
	Name:	Paul Wright		Name:	Salesh Balak
	Title:	CEO		Title:	CFO
Date:	8/29/11		Date:	8/29/11

Cilag GmbH International

By:	/s/ Gilbert Eyer		By:	/s/ Andrea Ostinelli
	Name:	Gilbert Eyer		Name:	Andrea Ostinelli
	Title:	Finance Director		Title:	Finance Director
Date:	8/18/11		Date:	8/18/11

Universal Biosensors, Inc. hereby acknowledges and agrees that this Agreement supersedes the Original Agreement in its entirety.

Universal Biosensors, Inc.

By:	/s/ Paul Wright
	Name:	Paul Wright
	Title:	CEO
Date:	8/29/11

EXHIBIT A
LifeScan Acquired Patents

Current Docket No.	Title	Pat./Appln. No.	Filing/issue Date
*LFS0196USA	Electrochemical Cells	US 5,863,400	01/26/1999

*LFS0197USA	Method of Defining an Electrode Area	US 5,980,709	11/09/1999

LFS0198US	Electrochemical Cell	US 6,284,125	09/04/2001

LFS0198CNT3	Electrochemical Cell	US 7,608,175	10/27/2009

LFS0198USCNT4	Electrochemical Cell	US 7,604,722	10/20/2009

LFS0198USCNT5	Electrochemical Cell	USSN 12/560,773	09/16/2009

LFS0198USCNT6	Electrochemical Cell	USSN 12/560,780	09/16/2009

LFS0198USCNT7	Electrochemical Cell	USSN 12/567,433	09/25/2009

LFS0199USA	Electrochemical Cell	US 6,179,979	01/30/2009

LFS0199USCNT1	Electrochemical Cell	US 7,431,814	10/07/2008

LFS0199USCNT2	Electrochemical Cell	USSN 11/487,728	07/17/2006

LFS0199USRE1	Electrochemical Cell	USSN 12/899,342	10/06/2010

LFS0200USA	Electrochemical Method	US 5,942,102	08/24/1999

*LFS0201US	Analytic Cell	US 6,193,865	02/27/2001

*LFS0202USA	Electrochemical Cell	US 6,454,921	09/24/2002

LFS0203USA	Sensor Connector Means	US 6,379,513	04/30/2002

LFS0203USCNT2	Sensor Connector Means	USSN 11/434,442	05/15/2006

*LFS0204US	Method and Apparatus for Automatic Analysis	US 6,325,917	12/04/2001

*LFS0205US	Heated Electrochemical Cell	US 6,475,360	11/05/2002

*LFS0206USA	Sensor With Improved Shelf Life	US 6,652,734	11/25/2003

*LFS0206USACON	Sensor With Improved Shelf Life	US 7,335,292	02/26/2008

*LFS0206USCON2	Sensor With Improved Shelf Life	USSN 11/926,369	10/29/2007

*	Asterisk indicates cases no longer prosecuted or maintained by J&J, for which UBS declined to assume responsibility, and that will become abandoned in due course.

EXHIBIT A

Current Docket No.	Title	Pat./Appln. No.	Filing/issue Date
LFS0207US	Electrochemical Cell	US 6,174,420	01/16/2001

*LFS0208USNP	Method of Preventing Short Sampling of a Capillary or Wicking Fill Device	US 6,571,651	06/02/2003

*LFS0208USDIV1	Method of Preventing Short Sampling of a Capillary or Wicking Fill Device	US 7,043,821	05/16/2006

*LFS0208USDIV	Method of Preventing Short Sampling of a Capillary or Wicking Fill Device	US 7,131,342	11/07/2006

*LFS0210USA	Method of Filling an Amperometric Cell	US 6,592,744	07/15/2003

*LFS0210USACON	Method of Filling an Amperometric Cell	US 7,041,210	05/09/2006

*LFS0211US	Method and Device for Sampling and Analyzing Interstitial Fluid in Whole Blood Samples	US 6,612,111	09/02/2003

LFS0211USCNT2	Method and Device for Sampling and Analyzing Interstitial Fluid in Whole Blood Samples	USSN 10/830,841	04/22/04

*LFS0213USA	Antioxidant Sensor	US 6,638,415	10/28/2003

LFS0215USA	Electrochemical Method for Measuring Chemical Reaction Rates	US 6,444,115	09/03/2002

LFS0216USA	Hemoglobin Sensor	US 6,632,349	10/14/2003

LFS0217USA	Electrochemical Cell	US 6,413,410	07/02/2002

LFS0218USA	Electrochemical Cell	US 6,521,110	02/18/2003

LFS0219	Electrochemical Cell	US 6,863,801	03/08/2005

LFS0220USAPCT	Electrochemical Cell	US 7,431,820	10/07/2008

*	Asterisk indicates cases no longer prosecuted or maintained by J&J, for which UBS declined to assume responsibility, and that will become abandoned in due course.

EXHIBIT A

Current Docket No.	Title	Pat./Appln. No.	Filing/issue Date
LFS0220USCNT1	Electrochemical Cell	USSN 12/196,704	08/22/2008

*LFS221USA	Method and Apparatus for Automatic Analysis	US 6,852,212	02/08/2005

LFS222USCNT1	Electrochemical Cell Connector	US 7,846,312	12/07/2010

LFS222USNP	Method of Forming an Electrical Connection Between an Electrochemical Cell and Meter	US 6,946,067	09/20/2005

LFS223USACNT	Electrochemical Cell	US 6,960,289	11/01/2005

LFS223USACNT2	Sensor Connector Means	USSN 11/434,442	05/15/2006

LFS224USCNT	Sensor Connector Means	US 7,045,046	05/16/2006

*LFS228USA	Heated Electrochemical Cell	US 6,878,251	04/12/2005

*LFS252USACNT	Method and Device for Sampling and Analyzing Interstitial Fluid and Whole Blood Samples	US 6,939,312	09/06/2005

LFS253USCNT	Electrochemical Method for Measuring Chemical Reaction Rates	US 7,022,217	04/04/20006

*	Asterisk indicates cases no longer prosecuted or maintained by J&J, for which UBS declined to assume responsibility, and that will become abandoned in due course.

EXHIBIT B
Patent Filing Jurisdictions
Australia
Canada
EPO:
France
Germany
Italy
Netherlands
Spain
United Kingdom
Japan
United States

EXHIBIT C
Licensed Patents

Patent Number	Issued Date	Title
US 6,872,298	March 29, 2005	Determination of Sample Volume Adequacy in Biosensor Devices

US 6,797,150	September 28, 2004	Determination of Sample Volume Adequacy in Biosensor Devices

US 7,195,704	March 27, 2007	Determination of Sample Volume Adequacy in Biosensor Devices

US 6,193,873	February 27, 2001	Sample Detection to Initiate Timing of an Electrochemical Assay

US 6,676,995	January 13, 2004	Solution Striping System

US 6,689,411	February 10, 2004	Solution Striping System